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                                                                   EXHIBIT 10.22


                         Standard Distribution Agreement
                      Original Equipment Manufacturer (OEM)

      THIS AGREEMENT is entered into as of the 15th day of July 1998, by and between HealthGate Data Corp., a Delaware corporation, having an address at 380 Pleasant Street, Suite 230, Malden, MA 02148 (hereinafter referred to as "HealthGate") and AHN Partners, L.P. d/b/a America's Health Network ("AHN") a Delaware limited partnership, having an address at 2500 Universal Studios Plaza, Orlando, FL 32819 (hereinafter referred to as "OEM").

                                   WITNESSETH:

      WHEREAS, OEM owns, operates or makes available, alone or in combination with others, interactive information, communication and transactional services and is a cable television programming network providing health information to consumers (whether presently existing or hereafter developed referred to herein as the "OEM Services"); and

      WHEREAS, OEM has developed an interactive area on the World Wide Web in which various content sources are available for use by Web users; and

      WHEREAS, HealthGate offers the MEDLINE database and other databases through HealthGate's internet sites, including HealthGate's internet sites having the following URLs: http://www.healthgate.com and http://beWELL.com (the "HealthGate Sites"); and any other URLs that HealthGate registers.

      WHEREAS, OEM and HealthGate wish to enter into an agreement providing for certain of HealthGate's databases to be embedded into an internet site environment accessible to certain users of the OEM Services as described herein (the "Co-Branded Site").

      NOW, THEREFORE, in consideration of the mutual promises Let forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. OEM Site; Links to HealthGate Site; Authorized Users

      1.1 OEM Site. OEM shall design, develop, maintain and host an internet site (the "Co-Branded Site") of OEM's services, content and products on OEM's website with links accessible only to Authorized Users (as defined in Section
1.2 below) to the Products (as defined in Section 2.1 below) on HealthGate's
Site.

      1.2 Authorized Users. For the purposes of this Agreement, "Authorized
User" shall mean an individual, registered user of OEM's Services who is a natural person and who registered for or has accessed OEM's services through an individual personal computer. Without limiting the generality of the foregoing:
(i) institutions, companies, corporations or other entities are not Authorized Users, and (ii) persons who access OEM's Services through an institution, company, corporation or other entity either through such entity's intranet or
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internet access pursuant to a corporate, company or institutional agreement with the OEM are not Authorized Users.

      1.3 Links to HealthGate Site: Interactions between Sites. HealthGate will accept queries posed by an Authorized User on the Co-Branded Site and return to the Authorized User the results of said queries to the Co-Branded Site.

      All such interactions between the two sites will be conducted according to mutually agreed upon design. The Co-Branded Site shall contain prominent reference to HealthGate and prominently feature HealthGate's logo in a manner to be approved by HealthGate.

      In the event the parties do not mutually agree upon the interaction standards within thirty (30) days of the date of this Agreement, such standards shall be established by OEM to be consistent with the interaction standards utilized by HealthGate in its other OEM arrangements.

II. Products on the Co-Branded Site

      2.1 HealthGate Products. OEM Authorized Users shall have access via the Co-Branded Site to the databases listed on Schedule A attached hereto (the "Products").

      2.2 Exclusivity. OEM agrees that during the term of this Agreement it shall not provide links, access, or in any other way provide access from its site to any other entity's products or services that are similar in nature to those of HealthGate Products other than through HealthGate.

III. Fees

      3.1 License Fees. OEM agrees to pay to HealthGate a monthly License Fee as set forth in Schedule A.

      3.2 Advertising and other Fee Arrangements. Arrangements concerning advertising or other fee arrangements, if any, are set forth on Schedule C attached hereto.

      3.3 Professional Services and Custom Development (Setup charges). Arrangements concerning other Professional services, if any, custom development or setup fees, are set forth on Schedule C attached hereto.

      3.4 Late Fees. All late fee payments shall accrue interest at the rate of twelve percent (12%) per annum.
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IV. Term and Termination

      4.1 Term. This Agreement shall be effective on July 15, 1998, and shall continue in effect until July 14, 1999 (the "Initial Scheduled Expiration Date"), unless otherwise terminated as provided hereunder.

      4.2 Renewal. Unless notice of intent not to renew is given by either party at least ninety (90) days prior to the then current Scheduled Expiration Date, this Agreement shall be automatically extended for an additional twelve month period.

      4.3 (a) Termination for Breach. Each party hereto shall have the right to terminate this Agreement in the event that the other party has materially breached this Agreement; provided, however, that no such termination shall be effective unless (i) the terminating party provides at least ten (10) days written notice (the "Termination Notice") to the other party setting forth the facts and circumstances constituting the breach, and (ii) the party alleged to be in default does not cure such default within (A) ten (10) days following receipt of the Termination Notice in the case of a breach relating to a payment due hereunder or (B) thirty (30) days following receipt of the Termination Notice for all other non-payment breaches. In the event that the nature of the default specified in the Termination Notice cannot be reasonably cured within thirty (30) days following receipt of the Termination Notice, a party shall not be deemed to be in default if such party has, within such thirty (30) day period, presented an agreed upon plan to cure the default, or commences curing such default and thereafter diligently prosecutes the same to completion. If the breach specified in the Termination Notice is timely cured or cure is commenced and diligently pursued, as provided above, the Termination Notice shall be deemed rescinded end the Agreement shall continue in full force and effect.

      (b) In the event the number of daily Page Views, as defined on Schedule A, exceeds 30,000 and the parties, in good faith, cannot agree to mutually acceptable rates, either party may terminate this Agreement.

      4.4 Post Termination Obligations. (a) Payments. In the event of any termination of this Agreement by either party, all fees previously due or previously owing by either party as of the date of termination will be immediately due and payable in full to the other party.

      (b) Severance of Links and Discontinuance of Promotion of Co-Branded Site. Within ten (10) business days of any termination by either party of this Agreement, each party will delete all Links to the Co-Branded Site from each party's respective Service and any of its menus, listings or directories and, within thirty (30) business days of such termination, both parties will destroy advertising or promotional materials, if any, containing any reference to the other party or their products.
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V. HealthGate Trademarks

      5.1 HealthGate Trademarks. Notwithstanding the limited right to use HealthGate's name, logo and other marks created or utilized by HealthGate (collectively the "HealthGate Trademarks") on the Co-Branded Site, OEM recognizes and acknowledges HealthGate is the sole owner of the HealthGate Trademarks and all rights therein and the goodwill pertaining thereto belong exclusively to HealthGate. OEM recognizes and acknowledges that HealthGate Trademarks have acquired a secondary meaning and are associated with high quality services and products available from HealthGate. Accordingly, any use of any HealthGate Trademark pursuant to this Agreement by OEM or the Co-Branded Site shall be subject to HealthGate's approval, which HealthGate may deny or revoke at any time if in HealthGate's sole judgment such use in not consistent with the goodwill otherwise associated with the HealthGate Trademarks.

      OEM acknowledges and agrees that each HealthGate Trademark is and will remain the exclusive property of HealthGate and all use by the Co-Branded Site or OEM of any HealthGate Trademark will inure solely to the benefit of HealthGate. Neither this Agreement nor any rights granted hereunder will operate as a transfer to OEM nor the Co-Branded Site of any rights in or to any HealthGate Trademark, except for the limited rights expressly granted under this Agreement. OEM will not take any action that would undermine, conflict with, or be contrary to the rights and interest of HealthGate, including, without limitation, any use of, or attempt to register, any trademark, service mark or trade name substantially similar to any HealthGate Trademark.

      All advertising and promotional material for the Co-Branded Site, which contains any HealthGate Trademark, shall be subject to review and approval by HealthGate (which approval shall not be unreasonably withheld).

5.2 OEM Trademarks. Notwithstanding the limited right to use OEM's name, logo and other marks created or utilized by OEM (collectively the "OEM's Trademarks") on the Co-Branded Site, HealthGate recognizes and acknowledges OEM is the sole owner of the OEM Trademarks and all rights therein and the goodwill pertaining thereto belong exclusively to OEM. HealthGate recognizes and acknowledges that OEM Trademarks have acquired a secondary meaning and arc associated with high quality services and products available from OEM. Accordingly, any use of any OEM Trademark pursuant to this Agreement by HealthGate or the Co-Branded Site shall be subject to OEM's approval, which OEM may deny or revoke at any time if in OEM's sole judgment such use in not consistent with the goodwill otherwise associated with the OEM Trademarks.

      HealthGate acknowledges and agrees that each OEM Trademark is and will remain the exclusive property of OEM and all use by the Co-Branded Site or HealthGate of any OEM Trademark will inure solely to tile benefit of OEM. Neither this Agreement nor any rights
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granted hereunder will operate as a transfer to HealthGate nor the Co-Branded
Site of any rights in or to any OEM Trademark, except for the limited rights expressly granted under this Agreement. HealthGate will not take any action that would undermine, conflict with, or be contrary to the rights and interest of OEM, including, without limitation, any use of, or attempt to register, any trademark, service mark or trade name substantially similar to any OEM Trademark.

      All advertising and promotional material for the Co-Branded Site, which contains any OEM Trademark, shall he subject to review and approval by OEM (which approval shall not be unreasonably withheld).

VI. Representations, Warranties and Related Agreements.

      6.1 HealthGate's Representations and Warranties. HealthGate represents and warrants that (i) it has the right and authority to enter into this Agreement,
(ii) the Products are either HealthGate's own and original creation or are validly licensed to HealthGate for use by others or are in the public domain;
(iii) it has full ownership of the HealthGate Trademarks; iv) this Agreement constitutes the valid and binding obligation of HealthGate enforceable in accordance with the terms hereunder; v) any written, audio or visual materials furnished by HealthGate for or in connection with the Co-Branded Site will not violate, conflict with or infringe upon any rights whatsoever (including without limitation, any intellectual property, privacy or proprietary right in any work) of any third party whatsoever, specifically excluding any material independently furnished by OEM to HealthGate; and vi) no claim, suit, action or other proceeding has been threatened or is pending in connection with the Products which would or might affect any of the rights granted herein to OEM.

      6.2 Compliance with Laws. Except to the extent such obligation is expressly assumed by OEM, HealthGate shall, at its own expense, comply with any laws relating to the sale, lease, or license of the Products, and shall procure all licenses and pay all fees and other charges required thereby.

      6.3 OEM Representations and Warranties. OEM represents and warrants that
(i) it has the right to enter into this Agreement; (ii) this Agreement constitutes the valid and binding obligation of OEM enforceable in accordance with the terms hereunder; (iii) it has full ownership of the OEM Trademarks (iv) any written, audio or visual materials furnished by OEM for or in connection with the Co-Branded Site will not violate, conflict with or infringe upon any rights whatsoever (including without limitation, any intellectual property, privacy or proprietary right in any work) of any third party whatsoever, specifically excluding any material independently furnished by HealthGate to OEM; and (v) no claim, suit, action or other proceeding has been threatened or is pending in connection with the Products which would or might affect any of the rights granted herein to HealthGate.
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      6.4 Compliance With Laws; Prohibition on Resale and Relicensing of
Products. OEM shall require each of its customers and users to limit its actions and use of the Products under the subscriber agreement (or similar agreement, contract or arrangement) between OEM and its customer or user, to conform to applicable laws regarding the export of re-export of any information, or any process, product, or service, to countries specified as prohibited destinations, including the Regulations of the U.S. Department of Commerce and/or the U.S. State Department, to the extent applicable. Users of the Co-Branded Site shall be prohibited from reselling or re-licensing the Products or any portion thereof without the express written consent of OEM and HealthGate (which consent may be withheld for any reason or for no reason). OEM shall use its best efforts to enforce this prohibition and will place appropriate written limitations of the use of the Products with all its customers or other users of the Co-Branded Site. OEM shall have all Authorized Users register with OEM in a manner acceptable to HealthGate and such registration information shall be available for review by HealthGate upon written request. In the event HealthGate monitors an excessive number of accesses to the Co-Branded Site from one domain and HealthGate reasonably believes such accesses are due to an unauthorized sublicensing or sale of any portion or all of HealthGate's Products, HealthGate shall demand a reasonable cure by OEM within thirty (30) days of such notice thereof.

VII. Administrators; Contact Persons.

      7.1 Administrators. The parties each hereby designate an Administrator to receive notices, and any other contact between parties pursuant to this Agreement. Except as otherwise provided herein, all notices provided for in this Agreement shall be in writing and shall be given by electronic mail, first class certified mail postage prepaid, return receipt requested, by reputable overnight delivery service, or by telecopier confirmed by the telecopier confirmation report. All notices shall be sent to the principal offices of the respective parties at the addresses shown below:

HealthGate's Administrator is;

       Jean Maguire
       HealthGate Data Corp.
       380 Pleasant Street, Suite 230
       Malden, MA 02148
       1-781-321-6000 x201 (voice)
       1-781-321-2262 (fax)
       jmaguire@healthgate.com (electronic mail)

OEM's Administrator is:

       Robert Hutsell
       AHN Partners, L.P. d/b/a America's Health Network
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       2500 Universal Studios Plaza
       Orlando, FL 32819
       615 269 5113 (voice)
       615 269 4261 (fax)
       rhutsell@ahn.com (electronic mail)

      Either party may change its Administrator pursuant to written notice to the other party containing an express reference to this Agreement.

VIII. DISPUTE RESOLUTION

      8.1 Good Faith Discussions. The parties hereto agree to meet and confer In good faith to resolve any problems or disputes that may arise under this Agreement.

      8.2 Arbitration. Any dispute or controversy between the parties, including a fee dispute or a dispute arising from an alleged material breach of this Agreement by a party, shall, on written request of one party served on the other, be submitted to arbitration. Any arbitration shall be conducted before a panel of three arbitrators in accordance with the then existing Rules for Commercial Arbitration of the American Arbitration Association and judgment upon any award rendered by the arbitrator(s) may be entered by any State or Federal court having jurisdiction thereof. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. The decisions of the arbitrators shall be final and conclusive upon all parties and judgment upon the award may be entered in any court of competent jurisdiction. The arbitrators may assess costs, including counsel fees, in such manner as they deem fair and equitable. The arbitration shall be conducted in Boston, Massachusetts unless otherwise mutually agreed by the parties.

      8.3 Injunctive Relief. OEM and HealthGate each acknowledge that in the event of a breach of certain sections of this Agreement, including, without limitation Article V and Sections 4.4(b) and 6.4, either party may not have an adequate remedy at law and will suffer irreparable damage and injury. Therefore, in addition to any other remedy available, each party agrees that if it violates any of the provisions of Article V or Sections 4.4(b) or 6.4, the other party shall be entitled to seek injunctive relief by a court of competent jurisdiction.

IX.  Miscellaneous

      9.1 Confidential Information. Unless otherwise agreed to in a writing signed by the authorized representatives of both parties, neither party shall provide the other party with information that is confidential or proprietary to itself or any third party. Accordingly, no obligation of confidentiality of any kind is assumed by, or shall be implied against, either party
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by virtue of its discussions and/or correspondence with the other party or with respect to any information received (in whatever form or whenever received) from the other party under this Agreement or in activities related thereto.

      9.2 Limitations on Damages. Neither party shall be entitled to indirect, incidental, or consequential damages, including lost profits based on any breach or default under this Agreement. In no event shall HealthGate be liable under this Agreement to OEM for damages exceeding the amounts paid by OEM under this Agreement nor shall OEM be liable under this Agreement to HealthGate for any damages exceeding the amount equal to the monies paid by OEM under this Agreement; provided, however, this limitation shall not apply to any liabilities based on obligations to third parties.

      For any period of time in which the HealthGate Site is not available to Authorized Users or not properly functioning through the Co-Branded Site due to actions or inaction's by HealthGate, OEM's remedy shall be limited to an abatement of that portion of the monthly License Fee attributable to the period of time of which the HealthGate Site is unavailable or not functioning.

      9.3. Freedom of Action. Except as set forth in Section 2.2, nothing in this Agreement shall be construed as prohibiting or restricting either party from independently developing or acquiring and marketing materials and/or programs that are competitive with the Co-Branded Site.

      9.4 Independent Contractor. HealthGate OEM are and shall remain independent contractors with respect to all work completed pursuant to the Agreement. Nothing contained in this Agreement shall create an agency, partnership or joint venture between the parties or render either party liable for the debts or obligations of the other. Neither party is authorized to bind the other party in any respect.

      9.5 No Assignment. Neither party may not sell, transfer, assign, or subcontract, any right or obligation set forth in this Agreement without the express advance written consent of the other party.

      9.6 Amendments in Writing. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless it is set forth in writing that refers to this Agreement and is executed by an authorized representative of both parties. No failure or delay by either party in exercising any right, power, or remedy will operate as a waiver of any such right, power, or remedy.

      9.7 Third Party Rights. This Agreement is not intended and shall nor be construed to create any rights for any third party.

      9.8 Force Majeure. Neither party shall be liable nor deemed to be in default of its

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obligations hereunder for any delay or failure in performance under the
Agreement or other interruption of Service resulting, directly or indirectly, from acts of God, civil or military authority, act of the public enemy, war, accidents, natural disasters or catastrophes, strikes, or other work stoppages or any other cause beyond the reasonable control of the party affected thereby. However, each party shall utilize it best good faith efforts to perform such obligations to the extent of its ability to do so in the event of any such occurrence or circumstances.

      9.9 Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by and construed in accordance with the internal laws and not the law of conflicts of the State of Florida.

      9.10 Entire Agreement; Severability. This Agreement, together with the Exhibits and other attachments referenced herein, contains a full and complete expression of the rights and obligations of the parties. This Agreement supersedes any and all other agreements, written or oral, made by the parties. If any provision of this Agreement is finally held by a court or arbitration panel of competent jurisdiction to be unlawful, the remaining provisions of this Agreement shall remain in full force and effect to the extent that the parties' intent can be lawfully enforced.

      9.11 Exhibits. All exhibits and attachments referenced in this Agreement are incorporated herein as though set forth in full. If any provision of this Agreement conflicts with any Exhibit to this Agreement, this Agreement shall control with respect to the subject matter of such Exhibit.

      9.12 Captions & Headings. The headings, titles and captions of the sections of this Agreement and the Exhibits and Attachments are inserted only to facilitate reference, and they shall not define, limit, extend or describe the scope or intent of this Agreement or any provision hereof or any Exhibit or Attachment hereto, and they shall not constitute a party hereof or affect the meaning or interpretation of this Agreement or any part hereof.

      9.13 Exhibits. Any waiver given one time by either party of any of the terms or conditions of this agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.

      9.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same Agreement. A telecopy of an original signature shall be deemed an original signature.

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      IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement as of the date first written above:

HealthGate Data Corp.                   AHN PARTNERS, L.P.
                                        By: America's Health Network, Inc.
                                        Its Managing General Partner


By: /s/ William S. Reece                By: /s/ J. Tod Fetherling
    --------------------------------        --------------------------------
Name: William S. Reece                  Name: J. Tod Fetherling
Title: Chief Executive Officer          Title: President, AHN COM